Exhibit 99

Press Release

Entrust Announces 1st Quarter 2005 Financial Results

Strong Financial Growth and Performance Driven by Increases in Secure

Identity Management and Secure Messaging

DALLAS – April 26, 2005 – Entrust, Inc. [Nasdaq: ENTU], a world-leader in securing digital identities and information, today announced financial results for its fiscal quarter ended March 31, 2005.

Revenue for the first quarter was $24.9 million, an increase of 8% from $23.0 million in Q1, 2004. Revenue in the first quarter was driven by product revenue, which increased 11% from Q1, 2004. Revenue declined 8% from $27.1 million in Q4, 2004 based on seasonal product revenue patterns.

Entrust recorded Q1, 2005 pro forma net income of $1.2 million, or $0.02 per share, compared to Q1, 2004 pro forma net income of $0.5 million, or $0.01 per share, and Q4, 2004 pro forma net income of $2.8 million, or $0.04 per share. Entrust recorded Q1, 2005 net income in accordance with GAAP of $1.0 million, or $0.02 per share, compared to Q1, 2004 net income of $0.5 million, or $0.01 per share, and Q4, 2004 net income of $2.6 million, or $0.04 per share. The pro forma (non-GAAP) net income figures exclude approximately $195 thousand of purchased intangibles amortization in cost of goods sold and approximately $40 thousand of amortization of intangible assets in operating expenses. Entrust also generated approximately $3.0 million in positive cash flow from operations in Q1, 2005 and increased its total cash balance to $100.2 million.

“I am pleased with our ability to execute against our plan in a mixed economic environment. I am particularly pleased with our year-over-year product revenue and earnings growth, which was underpinned by strength in government around the world,” said Bill Conner, Entrust Chairman, President and CEO. ”Increases in new customers and solutions are bolstering our revenue outlook for the first half of 2005.”

Business and Financial Metrics:

First Quarter, 2005

•	Revenues of $24.9 million consisted of 32% product ($8.1 million) and 68% services and maintenance ($16.8 million). Product revenue increased 11% from Q1, 2004 and decreased 26% from Q4, 2004 due to seasonal product revenue patterns.

•	Extended Government accounted for 68%($5.5 million) and Extended Enterprise accounted for 32%($2.6 million) of the product revenue in the quarter. Government product revenue exceeded Enterprise product revenue for the first time in eight quarters and highlights the revenue diversity and vertical balance achieved over the last two years.

•	The top five product transactions accounted for 15% of Q1, 2005 revenues. There were two product deals over $1 million. The average purchase size this quarter was $106,000, up from $103,000 in Q1, 2004 and down from $127,000 in Q4, 2004. Total transactions in Q1, 2005 reached 64, which is up from 62 in Q1, 2004, and down from 75 in Q4, 2004. Fifteen of the transactions were from new customers, up 36% from 11 in Q1, 2004. Over 10% of total transactions were from Entrust’s target product areas of Entrust IdentityGuard, Secure Messaging and Compliance.
•	Entrust Secure Identity Management Solutions accounted for 77%($6.2 million) of product revenue, and increased 77%($2.7 million) from Q1, 2004 and decreased 19%($1.4 million) from Q4, 2004.

(more)

Entrust Certificate Services revenues, a component of Entrust’s Secure Identity Management solutions suite, increased 40% over Q1, 2004 and 1% over Q4, 2004. This is Entrust Certificate Services 10th consecutive quarterly increase in revenue. The company had 3 new Entrust IdentityGuard customers in the quarter.

•	Entrust Secure Messaging Solutions accounted for 14%($1.2 million) of product revenue, and increased 194%($800 thousand) from Q1, 2004 and decreased 52%($1.3 million) from Q4, 2004. The company had 2 new Entrust Compliance Server customers in the quarter.

•	Entrust Secure Data Solutions accounted for 9%($700 thousand) of product revenue, and decreased 79%($2.6 million) from Q1, 2004 and 18%($170 thousand) from Q4, 2004.

•	Entrust services revenue was $16.8 million, an increase of 7% from Q1, 2004 and an increase of 4% from Q4, 2004. This was the company’s highest services revenue attainment in three and a half years. The increase was driven by the company’s second highest ever support and maintenance revenue and 3rd party hardware.

•	Deferred revenue set a new company record at $25.5 million, which is an increase of 29% from Q1, 2004 and an increase of 11% from Q4, 2004 and represented the highest attainment in company history.

“I am pleased with the continued strong execution in the business which is driving strong financial performance across all of our key financial measures,” said David Wagner, Entrust Chief Financial Officer. “In spite of a mixed economic environment in the quarter, we grew revenues, increased earnings, improved cash flow year-over-year, and we are increasing our revenue guidance range for the first half of 2005.”

Financial Outlook:

Revenue guidance for the first half of 2005 is being increased from a range of $46 million to $49 million to a range of $48.5 million to $50.5 million. For the first half of 2005, Entrust is currently targeting a pro forma (non-GAAP) net income per share in a range of $0.03 to $0.04. The non-GAAP earnings per share guidance excludes a total of approximately $390 thousand of purchased intangibles amortization in cost of goods sold and approximately $80 thousand of amortization of intangible assets in operating expenses. On a GAAP basis the Company is raising its earnings estimates to be in the range of a $0.03 to $0.04 per share.

Technology and Industry Highlights:

•	Entrust announced an easy-to-use strong authentication solution for securing Microsoft Windows environments. Entrust IdentityGuard for Microsoft Windows enhances today’s practice of protecting user desktops with simple usernames and passwords by adding a second factor of authentication that can fit seamlessly into the Windows environment. It will provide organizations around the globe working to address the risk of unauthorized access with an affordable and easy to deploy option for increasing enterprise security and complying with regulatory requirements.

•	Entrust announced that the Entrust IdentityGuard system, a consumer authentication product that delivers break through economics and simplicity for the mass market, has been selected by Arbetsmarknadsverket (AMV), the Swedish National Labor Market Administration, to provide second factor authentication for its internal employees. This new, innovative product for countering on-line identity theft and phishing, provides the necessary security to AMV while allowing AMV to rapidly integrate and deploy the solution at a lower cost than traditional hardware-based authentication products.

•	Entrust announced the planned addition of several new delivery methods to its secure e-mail gateway appliance, Entrust Entelligence™ Messaging Server. Building upon its current capabilities of industry-standard S/MIME and secure web mail communications, Entrust will be adding support for PGP, enhancing its Web mail capabilities, and integrating with the Adobe LiveCycle Policy Server. As a result, organizations will be able to centrally control how their email messages will be protected, and can more flexibly adapt to the needs and capabilities of internal and external message recipients.

•	Entrust announced new digital certificate management solutions to help assist organizations in managing the increasing number of security-aware devices and applications within their networks. The solutions focus on management capabilities to substantially reduce the administrative cost and effort associated with these identities, which now serve as a significant challenge as the number of devices and applications rapidly grow. By leveraging these certificates, customers benefit by having network devices authenticate to each other, helping to enhance the security and integrity of their infrastructure at the network level. Such device management can help guard against unauthorized access, infection from worms, and malicious code or applications. In most organizations, native certificate management capabilities of these devices has been limited, forcing them to engage in costly labor intensive processes to issue, renew and revoke their certificates.

•	Entrust announced that the company has become a sponsoring member of the Anti-Phishing Working Group (APWG). The APWG is an organization focused on eliminating identity theft and fraud that result from the growing problem of phishing and e-mail spoofing. Entrust will use its technological expertise and work with the organization to help educate consumers and businesses on ways to help combat these threats to increase trust in e-commerce.

Entrust will host a live teleconference and Webcast on Tuesday, April 26, 2005 at 5:00 p.m. (Eastern), featuring Chairman, President and CEO Bill Conner and Chief Financial Officer David Wagner discussing Entrust’s first quarter 2005 results and first-half guidance for 2005. The conference call audio will be available live via dial-in at 1-800-814-4857 and via the Internet at http://phx.corporate-ir.net/playerlink.zhtml?c=73119&s=wm&e=1047609. Please log on approximately 15 minutes before the Webcast begins in order to register and to download and install any necessary audio software. An archive of the Webcast will be available for 90 days at the above Internet address.

For those unable to attend the live conference call, an audio replay will be available beginning at 7:00 p.m. (Eastern), Tuesday, April 26, 2005 through Tuesday, May 3, 2005 at 11:59 p.m. (Eastern). The North American replay number is 1-877-289-8525 and the International replay number is 416-640-1917. Both numbers have a pass code of 21119614#.

Use of Non-GAAP Financial Measures

Entrust is providing non-GAAP guidance for the first half of 2005 to supplement our guidance in accordance with GAAP. These non-GAAP results are provided to enhance the user’s overall understanding of our financial performance by providing investors additional information about our recurring operations. The non-GAAP results exclude: purchased intangibles amortization in cost of goods sold and amortization of intangible assets in operating expenses, stock option expense, and restructuring charges. The non-GAAP measures are included to provide investors and management with an alternative method for assessing Entrust’s operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

This press release contains forward-looking statements relating to Entrust’s projected revenue, GAAP net income and pro forma net income for the first half of 2005. Such statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are unforeseen operating expenses, issues associated with revenue recognition, issues raised in connection with the review of quarterly financial results, and the risk factors detailed from time to time in Entrust’s periodic reports and registration statements filed with the Securities and Exchange Commission, including without limitation Entrust’s Annual Report on Form 10-K for the fiscal year ended December 31,

2004 and quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2004. While Entrust may elect to update forward-looking statements in the future, Entrust specifically disclaims any obligation to do so, even if its estimates change.

About Entrust

Entrust, Inc. [NASDAQ: ENTU] is a world-leader in securing digital identities and information. Over 1,400 enterprises and government agencies in more than 50 countries use Entrust solutions to help secure the digital lives of their citizens, customers, employees and partners. Our proven software and services can help customers achieve regulatory and corporate compliance, while helping to turn security challenges such as identity theft and e-mail security into business opportunities. For more information on how Entrust can help secure your digital life, please visit: www.entrust.com

Entrust is a registered trademark of Entrust, Inc. in the United States and other countries. In Canada, Entrust is a registered trademark of Entrust Limited. All Entrust product names are trademarks of Entrust. All other company and product names are trademarks or registered trademarks of their respective owners.

Investor Contact:	Media Contact:

David Rockvam	Doug McGinn
Investor Relations	Media Relations
972-713-5824	(202) 715-1558
david.rockvam@entrust.com	doug.mcginn@dittus.com

###

ENTRUST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

(in thousands, except per share data)

	Three Months Ended, March 31
	2005	2004
	(unaudited)	(unaudited)
Revenues:
Product	$8,067	$7,244
Services and maintenance	16,839	15,765

Total revenues	24,906	23,009

Cost of revenues:
Product	971	817
Services and maintenance	8,711	7,653
Amortization of purchased product rights	195	—

Total cost of revenues	9,877	8,470

Total gross profit	15,029	14,539

Operating expenses:
Sales and marketing	7,194	6,405
Research and development	4,162	4,634
General and administrative	2,921	3,332

Total operating expenses	14,277	14,371

Income (loss) from operations	751	168

Other income (expense):
Interest income	528	264
Gain on sale of asset	200	—
Foreign exchange gain (loss)	89	425
Loss from equity investments	(230)	(209)

Total other income (expense)	587	480

Income before income taxes	1,338	648

Provision for income taxes	374	129

Net income	$964	$519

Weighted average common shares used
Basic	62,291	63,582
Diluted	63,318	65,695

Net income per share
Basic	$0.02	$0.01
Diluted	$0.02	$0.01

Reconciliation of net income per GAAP to Pro Forma net income:

Net income per GAAP	964	519
Adjustment to Pro Forma net income:
Amortization of Purchase Product Rights	195	—

Pro Forma net income:	$1,159	$519

Pro Forma net income per share
Basic	$0.02	$0.01
Diluted	$0.02	$0.01

ENTRUST, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	Mar. 31, 2005	Dec. 31, 2004
	(unaudited)
ASSETS
Cash and marketable investments	$100,209	$99,319
Accounts receivable, net of allowance for doubtful accounts	19,129	16,203
Other current assets	5,003	3,832
Property and equipment, net	4,358	5,168
Purchased product rights and purchased non-contractual customer relationships, net	2,660	2,887
Goodwill, net	12,713	12,713
Long-term equity investments	4,157	4,028
Other long-term assets, net	1,692	1,733

Total assets	$149,921	$145,883

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and accruals	$18,117	$15,394
Accrued restructuring charges	29,056	30,090
Deferred revenue	25,529	22,975
Long-term liabilities	1,426	1,426

Total liabilities	74,128	69,885

Shareholders’ equity	75,793	75,998

Total liabilities and shareholders’ equity	$149,921	$145,883